Exhibit 4.59

Business Cooperation Agreement

Zhejiang Mengxiang Consulting Services Co., Ltd.

And

Qingtian Overseas Chinese International School

Zhejiang Lishui Mengxiang Education Development Co., Ltd.

And

Ye Fen

Ye Hong

January 31, 2023

This Business Cooperation Agreement (hereinafter referred to as “this Agreement”) was signed by the following parties on January 31, 2023:

Party A: Zhejiang Mengxiang Consulting Services Co., Ltd., a wholly foreign-owned enterprise legally incorporated and existing under the laws of PRC; Unified Social Credit Code: 91331100MA2E0B7832; Address: Room 102, 1F, No.227 Dayang North Road, Baiyun Street, Liandu District, Lishui City, Zhejiang Province (hereinafter referred to as the “WFOE”).

Party B: Domestic Affiliates, means Zhejiang Lishui Mengxiang Education Development Co., Ltd. and the schools of the restricted education held by Zhejiang Lishui Mengxiang Education Development Co., Ltd., that is, Qingtian Overseas Chinese International School.(one or all of the aforementioned civil entities are referred to as “Domestic Affiliates”).

Party C: Ye Fen, a Chinese natural person; ID card number: 331121197110154403; Address: Room 301, Unit 1, Building 5, Kuocangyuan Community, Lutang Street, Dashuimen Community, Wanxiang Street, Liandu District, Lishui City, Zhejiang Province.

Party D：Ye Hong, a Chinese natural person; ID card number:332522197605124408; Address: Room 10-1502, Yueshanju Community, Lvgu Manor, Liandu District, Lishui City, Zhejiang Province.

(The above Party C to D are collectively referred to as “Lishui Mengxiang’s Shareholders”.)

In this Agreement, WFOE, Domestic Affiliates, and Lishui Mengxiang’s Shareholders are collectively referred to as “Parties”, and each a “Party”.

Whereas:

1. The Parties unanimously agreed that WFOE will cooperate closely with Domestic Affiliates on technical services, management support, consulting services, public relations maintenance, market research and marketing, and other matters related to the private education business. According to the unanimous consent of all Parties, WFOE will provide Domestic Affiliates with technical services, management support services, consulting services and intellectual property licenses required for the conducting of private education business activities, including but not limited to the development, design, maintenance, and update of educational software, educational websites, and web pages, the design of school curricula and profession, the compilation, selection and/or recommendation of schools textbooks, recruitment and training support of teachers and other staff, admissions support, public relations maintenance, market research and development, management and marketing consulting and other related services.

2. The Parties unanimously agreed that the Lishui Mengxiang’s Shareholders, as the direct and/or indirect stakeholders of Domestic Affiliates, shall take all legal and necessary measures to promote the smooth development and implementation of the cooperation between WFOE and Domestic Affiliates.

3. The Parties unanimously agreed to sign this Agreement and prescribe the rights and obligations of WFOE and other Parties and the specific content, method, operation and other major cooperation matters in the process of cooperation.

In order to clarify the rights and obligations of all Parties, this Agreement has been entered into by the Parties through friendly negotiations for mutual observance.

Article I. Definition and Interpretation

“Listing Company” means Lixiang Education Holding Co., Ltd., a limited liability company incorporated under the laws of the Cayman Islands on September 6, 2018.

“Lishui Mengxiang” means Zhejiang Lishui Mengxiang Education Development Co., Ltd., a limited liability company incorporated under the laws of PRC on August 17, 2001.

“Lishui Mengxiang’s Shareholders” means Ms. Ye Fen and Ms. Ye Hong.

“Domestic Affiliates” means Zhejiang Lishui Mengxiang Education Development Co., Ltd. and the schools of the restricted education held by Zhejiang Lishui Mengxiang Education Development Co., Ltd., that is, Qingtian Overseas Chinese International School.

“Contractual Agreements” means this Agreement and the following agreements signed by two or more parties, including: the Exclusive Call Option Agreement, the Proxy Agreement for Shareholders, the Power of Attorney for Shareholders, the Proxy Agreement for School’s Sponsor and Council Members, the Power of Attorney for School’s Sponsor, the Power of Attorney for School Council Members, the Equity Pledge Agreement, the Exclusive Technical Service and Business Consulting Agreement , the Loan Agreement, including the amendments to the above agreements, and other agreements, contracts or legal documents signed or issued from time to time by one or more Parties of this Agreement to ensure the fulfillment of the above agreements and signed in writing or recognized by WFOE.

 “License” means all permissions, licenses, registrations, approvals and authorizations required for the operation of Domestic Affiliates.

“Business” means all services and business provided or operated by Domestic Affiliates from time to time in accordance with the Licenses they are issued, including but not limited to private education business.

“China / PRC” means the People’s Republic of China (for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan).

“Assets” means all tangible and intangible assets directly or indirectly owned by Domestic Affiliates, including but not limited to all fixed assets, current assets, capital interests of foreign investment, intellectual property rights, and all available benefits under all contracts and any other benefits that should be obtained by Domestic Affiliates.

“Effective Date of this Agreement” means, this Agreement shall become effective on December 16, 2022 upon execution by the Parties..

Article II. Representations, Warranties and Covenants

1. On the date of this Agreement, WFOE makes the following representations, warranties and covenants, from the Effective Date of this Agreement:

a) WFOE is a foreign-invested limited liability company legally established and validly existing in accordance with the laws of PRC and has independent legal personality;

b) WFOE has the right to sign and perform this Agreement, and it has obtained all necessary and appropriate approvals and authorizations for the signing and performance of this Agreement;

c) This Agreement constitutes the legally valid and enforceable obligations binding on WFOE on the effective date of this Agreement;

d) WFOE guarantees that it will use its best effort to provide relevant services to Domestic Affiliates in accordance with the relevant laws, regulations, regulatory documents and the articles of association; and

e) WFOE’s performance of its obligations of this Agreement does not violate the currently valid laws, regulations or rules applicable to it. Its signing and performance of this Agreement does not violate any court judgment or arbitral award, or any administrative decision, approval, license or any other agreement under which it is a party or that is binding on it, and will not result in the suspension, revocation, confiscation or no renewal upon expiration of any approval, license of the government department applicable to it.

2. From the effective date of this Agreement to the date of termination hereof, Domestic Affiliates shall makes the following representations, warranties and covenants:

a) It is a limited liability company and/or non-state public institution legal person legally established and validly existing in accordance with the laws of PRC and has independent legal personality;

b) It has the right to sign and perform this Agreement, and it has obtained all necessary and appropriate approvals and authorizations for the signing and performance of this Agreement;

c) This Agreement constitutes the legally valid and enforceable obligation binding on Domestic Affiliates on the effective date of this Agreement;

d) All documents, materials and information submitted by Domestic Affiliates to WFOE before and after the effective date of this Agreement are true, complete and accurate, and there are no falsehoods, omissions or serious misleading;

e) The debt situation of Domestic Affiliates disclosed by Domestic Affiliates to WFOE is true, complete and accurate;

f) Except for the pledge set by the equity of Domestic Affiliates due to the Contractual Agreements and the guarantee of own debt, there are no other encumbrances or restrictions of rights on the assets and other rights held by Domestic Affiliates;

g) Domestic Affiliates will strictly abide by the provisions under this Agreement and will not conduct any acts/inactions that will affect the validity and enforceability of this Agreement;

h) The performance of its obligations of this Agreement by Domestic Affiliates does not violate the existing valid laws, regulations, regulations applicable to it. Its signing and performance of this Agreement does not violate any court judgment or arbitral award or any administrative decision, approval, license or any other agreement under which it is a party or that is binding on its equity or other assets, and will not result in the suspension, revocation, confiscation or no renewal upon expiration of any approval, license of the government department applicable to it.

3. On the date of this Agreement, each of the Lishui Mengxiang’s Shareholders respectively makes the following representations, warranties and covenants, from the Effective Date of this Agreement:

a) They have full civil capacity and legal capacity to enter into this Agreement and enjoy rights and undertake obligations under this Agreement;

b) On the effective date of this Agreement, Lishui Mengxiang’s Shareholders are the legal owner of the equity of Lishui Mengxiang, and Lishui Mengxiang’s Shareholders hold a total of 100% of the Lishui Mengxiang’s equity;

c) In addition to the rights restrictions set on the equity due to the Contractual Agreements, the equity held by Lishui Mengxiang’s Shareholders in Lishui Mengxiang is free from any other encumbrances or rights restrictions;

d) This Agreement constitutes the legally valid and enforceable obligation binding on them on the effective date of this Agreement;

e) All documents, materials and information submitted by Domestic Affiliates to WFOE before and after the effective date of this Agreement are true, complete and accurate, without any falsehood, omission or serious misleading;

f) The debt situation of Domestic Affiliates disclosed by Domestic Affiliates to WFOE is true, complete and accurate;

g) Lishui Mengxiang’s Shareholders will strictly abide by the terms of this Agreement and will not conduct any acts/inactions that would affect the validity and enforceability of this Agreement; and,

h) Its performance of its obligations of this Agreement does not violate the currently valid laws, regulations or rules applicable to it. Its signing and performance of this Agreement does not violate any court judgment or arbitral award, any administrative decision or any other agreement under which it is a party or that is binding on its equity or other assets.

Article III. Cooperation

1. In order to carry out comprehensive cooperation, in addition to this Agreement, at the same time as the execution of this Agreement, Parties have signed Contractual Agreements, including but not limited to, the Exclusive Technical Service and Business Consulting Agreement, the Proxy Agreement for Shareholders, the Power of Attorney for Shareholders, the Proxy Agreement for School’s Sponsor and Council Members, the Power of Attorney for School’s Sponsor, the Power of Attorney for School Council Members, the Equity Pledge Agreement, the Exclusive Call Option Agreement, and the Loan Agreement. The Parties confirmed that through the signing of the Contractual Agreements, various business relationships have been established between WFOE and Domestic Affiliates, and WFOE will provide Domestic Affiliates with technical services, management support services, consulting services and intellectual property licenses required for the conducting of private education business activities, including but not limited to the development, design, maintenance, and update of educational software, educational websites, and web pages, the design of school curricula and profession, the compilation, selection and/or recommendation of schools textbooks, the recruitment and training support of teachers and other staff, admissions support, public relations maintenance, market research and development, management and marketing consulting and other related services, and all payments shall be made by Domestic Affiliates to WFOE under such agreements. Therefore, the daily operating activities of Domestic Affiliates will have substantial impact on their ability to pay the corresponding amount to WFOE.

2. All Parties unanimously agree that the comprehensive cooperation established by the Parties through the signing of the Contractual Agreements is exclusive. Unless WFOE has agreed in writing in advance, during the valid period of the Contractual Agreements, Domestic Affiliates, Lishui Mengxiang’s Shareholders are not allowed to negotiate with any third party or conduct any form of cooperation that competes or conflicts with or is similar to the above cooperation.

3. In order to ensure the performance of the Contractual Agreements, Domestic Affiliates shall abide by the following provisions, and if Domestic Affiliates establish any subordinate enterprises and units in the future, Domestic Affiliates shall prompt their subordinate enterprises and units to comply with the following provisions:

a) Cautiously and effectively conduct private education activities in accordance with good financial and business standards, and maintain the asset value of Domestic Affiliates and the teaching quality and level of private education;

b) Prepare its development plan and annual work plan in accordance with the instructions of WFOE;

c) Engage in private education activities and other related business with the assistance of WFOE;

d) Conduct related business, manage day-to-day operations and conduct financial management in accordance with WFOE’ s advice, recommendations, guidelines and other business instructions;

e) Implement WFOE’ s advice on the appointment and dismissal of senior management and staff;

f) Adopt WFOE’ s recommendations, guidelines and plans for its strategic development;

g) Based on the purpose of developing education business, continue to operate related business and maintain the timely updates and continuous effectiveness of the relevant licenses and permits owned by them;

Lishui Mengxiang’s Shareholders covenant that they will procure and ensure that the above obligations are fulfilled.

4. Lishui Mengxiang’s Shareholders agree that they will ensure the person designated by WFOE to be the director/council member of Domestic Affiliates in accordance with the laws and regulations and the procedures stipulated in the articles of association of Domestic Affiliates, and ensure that the person recommended by WFOE to be the chairman of directors/director-general of the school council(if any) of Domestic Affiliates, and ensure the person designated by WFOE to be the manager, the chief financial officer and other senior managements of Domestic Affiliates.

5. If the director/council member or senior management designated by WFOE in Article III. 4 above no longer has a labor or employment relationship with WFOE, whether by voluntary resignation or dismissal by WFOE, it will lose the qualification to hold any position in Domestic Affiliates. In such a case, other persons designated by WFOE shall be appointed to the corresponding positions in accordance with the provisions of Article III. 4 above.

6. For the purposes of Article III. 4 and 5 above, Domestic Affiliates shall, in accordance with the laws, the articles of association of Domestic Affiliates and the provisions of this Agreement, take all necessary internal and external procedures of company and schools to legally complete the above dismissal and appointment.

7. Domestic Affiliates will provide WFOE with all information on the operation and financial status of Domestic Affiliates in full compliance with the requirements of WFOE.

8. If any investigation, litigation, arbitration, administrative proceedings or other legal proceedings involving the assets, business and income of Domestic Affiliates occurs or may occur, Domestic Affiliates and Lishui Mengxiang’s Shareholders undertake to immediately notify WFOE of the above situations.

9. Lishui Mengxiang’s Shareholders hereby confirm that they have authorized WFOE or persons designated by WFOE to exercise all voting rights held by them as Lishui Mengxiang’s Shareholders in the shareholding meeting of Lishui Mengxiang by signing the Proxy Agreement for Shareholders and the Power of Attorney for Shareholders with WFOE. Lishui Mengxiang’s Shareholders agree that they will provide all assistance to WFOE in exercising such rights, including but not limited to, at any time, in accordance with the requirements of WFOE, providing the Power of Attorney to the persons designated by WFOE in connection with the entrusted matters or revoking the Power of Attorney.

10. Lishui Mengxiang hereby confirms that, if Domestic Affiliates are limited companies, their shareholders have authorized WFOE or persons designated by WFOE to exercise all voting rights held by them as Domestic Affiliates’ Shareholders in the shareholding meeting of Domestic Affiliates by signing the Proxy Agreement for Shareholders and the Power of Attorney for Shareholders with WFOE. The Shareholders of Domestic Affiliates agree that they will provide all assistance to WFOE in exercising such rights, including but not limited to, at any time, in accordance with the requirements of WFOE, providing the Power of Attorney to the persons designated by WFOE in connection with the entrusted matters or revoking the Power of Attorney.

11. Lishui Mengxiang hereby confirms that if Domestic Affiliates are private non-enterprise entities or public institution legal person, its sponsor and the directors/council members designated by its sponsor have authorized WFOE or the persons designated by WFOE to exercise all the voting rights held by them as the sponsor and the directors/council members designated by the sponsor of Domestic Affiliates in the board of directors/council of Domestic Affiliates by signing the Proxy Agreement for School’s Sponsor and Council Members with WFOE.  The sponsor and the directors/council members designated by the sponsor agree that they will provide all assistance to WFOE in exercising such rights, including but not limited to, at any time, in accordance with the requirements of WFOE, providing the Power of Attorney to the persons designated by WFOE in connection with the entrusted matters or revoking the Power of Attorney. If Domestic Affiliates are converted into a profit-making entity through restructuring or otherwise, the Parties shall further negotiate and execute a relevant supplemental agreement in accordance with the provisions of Article X.

12. Domestic Affiliates agree that, without the prior written consent of WFOE, Domestic Affiliates shall not declare or actually distribute to the Lishui Mengxiang’s Shareholders any reasonable returns or any other incomes or benefits (regardless of its specific form); Lishui Mengxiang’s Shareholders agree, if they obtain any reasonable returns or any other incomes or benefits (regardless of its specific form) from Domestic Affiliates, they shall, at the time of realization, transfer such incomes or benefits to WFOE without any conditions and compensation.

13. In the event that WFOE is to be dissolved, liquidated, bankrupt or reorganized, Lishui Mengxiang’s Shareholders and Domestic Affiliates unconditionally agree that the other persons designated by the Listing Company will inherit the rights and obligations of WFOE under the Contractual Agreements and agree to sign any necessary documents, take all necessary measures to cooperate with the person designated by the Listing Company to realize the smooth inheritance of the aforementioned contractual rights and obligations; or Lishui Mengxiang’s Shareholders agree to, according to the instructions of the Listing Company, legally procure the sale or disposal in other means in accordance with the instructions of Listing Company of the direct and/or indirect equity held by the Lishui Mengxiang’s Shareholders in Domestic Affiliates, and procure the free transfer of the full price from the disposal in such means of the direct and / or indirect equity held by Lishui Mengxiang’s Shareholders in Domestic Affiliates to the Listing Company or other persons designated by the Listing Company; or Lishui Mengxiang’s Shareholders agree to, in accordance with the instructions of the Listing Company, legally procure the sale or disposal in other means in accordance with the instructions of Listing Company of part or all of the assets of Domestic Affiliates, and procure the free transfer of the part of the total price from the disposal of the assets of Domestic Affiliates in such legal means that shall be attributed to the Lishui Mengxiang’s Shareholders to the Listing Company or the persons designated by the Listing Company.

14. Lishui Mengxiang’s Shareholders agree and covenant that, in the event of the dissolution or liquidation of Domestic Affiliates, firstly, WFOE and/or its authorized persons shall be entitled to exercise all shareholders’ and/or sponsor’ rights on behalf of the shareholders and/or sponsor of Domestic Affiliates, including but not limited to the rights to decide on the dissolution or liquidation of Domestic Affiliates, designate and appoint members of the liquidation group of Domestic Affiliates and/or their agents, approve the liquidation plan and liquidation report; secondly, the shareholders and/or sponsor of Domestic Affiliates agree to freely transfer to WFOE or other persons designated by the Listing Company, all property obtained or entitled to it as the shareholders and/or sponsor of Domestic Affiliates due to the dissolution or liquidation of Domestic Affiliates, and direct the liquidation group of Domestic Affiliates to directly transfer the above property to WFOE and/or other persons designated by the Listing Company; thirdly, if in accordance with PRC laws in force at that time, the foregoing alleged transfer shall not be free, except for the paid transfer and direct delivery according to the instructions, the sponsor and/or shareholders of Domestic Affiliates further agree to return the transfer consideration in full and appropriate method to WFOE and/or other persons designated by the Listing Company, and guarantee that WFOE and/or other persons designated by the Listing Company are not subject to any  loss.

15. If Lishui Mengxiang’s capital will be increased by Lishui Mengxiang’s Shareholders, Lishui Mengxiang’s Shareholders agree and confirm that they shall pledge all equity corresponding to the increase in the registered capital of the Lishui Mengxiang to WFOE as the guarantee for the performance of the obligations under the Contractual Agreements and the debt repayment. The Parties agree that Lishui Mengxiang’s Shareholders shall prepare the agreements related to the pledge of the corresponding part of the capital increase before the capital increase of Lishui Mengxiang, and sign the Equity Pledge Agreement on the date of completion of the capital increase registration with the administrative authority for industry and commerce, and complete the equity pledge registration procedures as soon as possible.

16. If the guarantee period specified in the Equity Pledge Agreement expires, or the guarantee period registered with the relevant pledge registration authority expires, and the agreements other than the Equity Pledge Agreement among the Contractual Agreements are still valid, the relevant guarantors shall continue to provide guarantee for the performance of the obligations under the Contractual Agreements and the debt repayment, and the scope of the collateral provided shall not be less than the scope of the collateral under the original guarantee contract, and such guarantees continued to be provided shall be satisfactory to WFOE and the Listing Company, and the relevant guarantors will do their best to register the pledges and other matters with the relevant registration authorities.

17. Lishui Mengxiang’s Shareholders and Domestic Affiliates hereby confirm and agree that, unless they have obtained the prior written consent of WFOE or the persons designated by WFOE, Lishui Mengxiang’s Shareholders and Domestic Affiliates will not conduct or procure any activities or transactions that may materially affect the assets, business, personnel, obligations, rights of Domestic Affiliates or operation of Domestic Affiliates, nor will they engage in or procure any activities or transactions that have the potential material effect on the ability of the Lishui Mengxiang’s Shareholders and Domestic Affiliates to perform their obligations under the Contractual Agreements, including but not limited to:

a) The establishment of any subordinate enterprises and units of Domestic Affiliates, including subsidiaries, branches, non-state public institution legal person and private non-enterprise entities;

b) Carrying out any activities beyond the normal business scope of Domestic Affiliates or its subsidiaries or units, or change of the operation mode of Domestic Affiliates or their subsidiaries or units;

c) The merge, division, change of organizational form, dissolution, and liquidation of Domestic Affiliates and/or their subordinate enterprises or units;

d) Any borrowing, loans incurred by, or the inheritance or acceptance of, or providing any guarantee for any debt by Lishui Mengxiang’s Shareholders from or to Domestic Affiliates or their subsidiaries or units;

e) Any borrowing, loans incurred by, or the inheritance or acceptance of, or providing any guarantee for any debt by Domestic Affiliates or their subsidiaries to any third party, unless such debt incurs during the ordinary course of business of Domestic Affiliates and the amount of each debt is less than RMB 100,000 and the aggregate amount of such debts within one year does not exceed RMB300 ,000;

f) Alteration or dismissal of any directors/council members, supervisors of Domestic Affiliates or their subsidiaries or units or the alteration of any senior management personnel of Domestic Affiliates or their subsidiaries or units, including but not limited to managers, deputy managers, chief financial officers, technical directors, school principals, etc., or increase or decrease of the remuneration and benefits of the directors/council members, supervisors, managers, school principals, and other senior management personnel of Domestic Affiliates or their subsidiaries or units, or alteration of the terms and conditions of employment of the directors/council members, supervisors, managers, school principals and other senior management personnel of Domestic Affiliates or their subsidiaries or units;

g) Selling, transferring, lending to, or authorizing any third party other than WFOE or its designee to use or otherwise dispose of the assets or rights of Domestic Affiliates or their subsidiaries or units, including but not limited to the intellectual property and know-how registered with Domestic Affiliates or their subsidiaries or units, or any assets or rights purchased by Domestic Affiliates or its subsidiaries or units from the third party, other than assets for disposed or purchased by Domestic Affiliates required for their daily operation, with the value of the assets involved in a single transaction not exceeding RMB 100,000 and the accumulative amount not exceeding RMB 300,000 within one year.

h) Sale of equity and/or sponsor’s equity interest in Domestic Affiliates or their subsidiaries or units to any third party other than WFOE or its designee, or increase or decrease of the registered capital; or change of the structure of equity and/or sponsor’s equity interest of Domestic Affiliates or their subsidiaries or units in any method;

i) Providing guarantees with the equity and/or sponsor’s equity interest, assets or rights of Domestic Affiliates or their subsidiaries or units to any third party other than WFOE or its designees or procuring Domestic Affiliates or their subsidiaries or units to provide any other form of guarantee, or impose any other encumbrances on the equity and/or sponsor’s equity interest or the assets owned by Domestic Affiliates or their subsidiaries or units;

j) Amendment, modification or revocation of the licenses of Domestic Affiliates or their subsidiaries or units;

k) Modification of the articles of association of Domestic Affiliates or their subsidiaries or units or change of the business scope of Domestic Affiliates or their subsidiaries or units;

l) Change of the normal internal business procedures of Domestic Affiliates or their subsidiaries or units or modification of any internal rules and regulations, including but not limited to the financial management system, the rules of procedure of the board of directors/council/shareholders’ meeting, the detailed work rules for managers / other administrative leaders;

m) Not in accordance with the planning or recommendations of WFOE or the Listing Company, conducting any transaction or signing any business contract with any third party related to Domestic Affiliates or its subsidiaries or units outside of the existing normal business of Domestic Affiliates or its subsidiaries or units;

n) Allocating dividends, reasonable return, other payments to shareholders or sponsor of Domestic Affiliates or their subsidiaries or units in any way;

o) Any activity that has or may adversely affect the daily operation, business, assets of Domestic Affiliates or their subsidiaries or units, or the payment capacity of Domestic Affiliates or their subsidiaries or units to WFOE;

p) Any transaction that has or may adversely affect the cooperation between WFOE, Lishui Mengxiang’s Shareholders, and Domestic Affiliates or their subsidiaries or units under the Contractual Agreements; and

q) Transferring rights and obligations under this Agreement and other Contractual Agreements to any third party other than WFOE or the designated persons of WFOE, or the establishment or conducting of any cooperation or business relationship that is the same or similar to this cooperation by Lishui Mengxiang’s Shareholders, Domestic Affiliates or their subsidiaries or units with any third parties.

18. Ms. Ye Fen guarantees to WFOE that she has made all reasonable arrangements and signed all necessary documents to ensure that in the event of her death, incapacity, limitation of capacity, divorce or other events which may affect her exercise of the (direct and / or indirect) equity interest of Lishui Mengxiang, her successor, guardian, spouse and other persons who may thereby obtain (direct and / or indirect) equity of Lishui Mengxiang or other relevant rights, may not affect or hinder the performance of the Contractual Agreements. Related arrangements include but are not limited to:

a) Ms. Ye Fen and her spouse unanimously agree that when the Ye Fen’s capacity is limited or incapacitated, all of her (direct and indirect) equity interest in Lishui Mengxiang will be transferred free of charge and unconditionally to WFOE or other persons designated by the Listing Company. Ms. Ye Fen and her spouse further agree that in these circumstances, Ms. Ye Fen and her spouse, and the guardians of Ms. Ye Fen must unconditionally and freely, at the request by WFOE or other persons designated by the Listing Company, provide all necessary assistance and support to complete the legal procedures related to the transfer of the above equity interest;

b) Ms. Ye Fen and her spouse unanimously agree that when any of Ms. Ye Fen or her spouse dies, all of Ms. Ye Fen’ (direct and indirect) equity interest in Lishui Mengxiang shall be freely and unconditionally transferred to WFOE or persons designated by the Listing Company  and shall not be included in the scope of legal inheritance of the deceased party. Ms. Ye Fen and her spouse unanimously agree that in these circumstances, Ms. Ye Fen and her spouse, the estate administrator of the deceased party must unconditionally and freely, at the request of WFOE or other person designated by the Listing Company, provide all necessary assistance and support to complete the legal procedures related to the signing of the transfer of equity interest; and

c) Ms. Ye Fen and her spouse unanimously agree that when Ms. Ye Fen divorces from her spouse, all of Ms. Ye Fen’s (direct and indirect) equity interest in Lishui Mengxiang shall be transferred freely and unconditionally to WFOE or persons designated by the Listing Company and shall not be included into the scope of the property that needs to be divided and distributed due to divorce. Ms. Ye Fen and her spouse unanimously agree that in these circumstances, Ms. Ye Fen and her spouse must unconditionally and freely perform all necessary assistance and support at the request of WFOE or other persons designated by the Listing Company to complete the legal procedures related to the signing of the transfer of equity interest.

19. Ms. Ye Hong guarantees to WFOE that she has made all reasonable arrangements and signed all necessary documents to ensure that in the event of her death, incapacity, limitation of capacity, divorce or other events which may affect her exercise of the (direct and / or indirect) equity interest of Lishui Mengxiang, her successor, guardian, spouse and other persons who may thereby obtain (direct and / or indirect) equity of Lishui Mengxiang or other relevant rights, may not affect or hinder the performance of the Contractual Agreements. Related arrangements include but are not limited to:

a) Ms. Ye Hong and her spouse unanimously agree that when the Ye Hong’s capacity is limited or incapacitated, all of her (direct and indirect) equity interest in Lishui Mengxiang will be transferred free of charge and unconditionally to WFOE or other persons designated by the Listing Company. Ms. Ye Hong and her spouse further agree that in these circumstances, Ms. Ye Hong and her spouse, and the guardians of Ms. Ye Hong must unconditionally and freely, at the request by WFOE or other persons designated by the Listing Company, provide all necessary assistance and support to complete the legal procedures related to the transfer of the above equity interest;

b) Ms. Ye Hong and her spouse unanimously agree that when any of Ms. Ye Hong or her spouse dies, all of Ms. Ye Hong’ (direct and indirect) equity interest in Lishui Mengxiang shall be freely and unconditionally transferred to WFOE or persons designated by the Listing Company  and shall not be included in the scope of legal inheritance of the deceased party. Ms. Ye Hong and her spouse unanimously agree that in these circumstances, Ms. Ye Hong and her spouse, the estate administrator of the deceased party must unconditionally and freely, at the request of WFOE or other person designated by the Listing Company, provide all necessary assistance and support to complete the legal procedures related to the signing of the transfer of equity interest; and

c) Ms. Ye Hong and her spouse unanimously agree that when Ms. Ye Hong divorces from her spouse, all of Ms. Ye Hong’s (direct and indirect) equity interest in Lishui Mengxiang shall be transferred freely and unconditionally to WFOE or persons designated by the Listing Company and shall not be included into the scope of the property that needs to be divided and distributed due to divorce. Ms. Ye Hong and her spouse unanimously agree that in these circumstances, Ms. Ye Hong and her spouse must unconditionally and freely perform all necessary assistance and support at the request of WFOE or other persons designated by the Listing Company to complete the legal procedures related to the signing of the transfer of equity interest.

20. Lishui Mengxiang’s Shareholders assure to WFOE that, unless prior written consent of WFOE has been obtained, Lishui Mengxiang’s Shareholders (whether individually or collectively) will not directly or indirectly engage, participate in or conduct any business or activity which compete or potentially compete with the business of Domestic Affiliates and their subsidiaries and units, and will not acquire or hold business competitive or potentially competitive with the business of Domestic Affiliates and their subsidiaries and units, and will not use information obtained from Domestic Affiliates and their subsidiaries and units to engage in or directly or indirectly participate in businesses competitive or potentially competitive with the business of Domestic Affiliates and their affiliates and units, and will not benefit from any business competitive or potentially competitive with the business of Domestic Affiliates and their affiliates and units.

21. Lishui Mengxiang’s Shareholders confirm and agree, if Lishui Mengxiang’s Shareholders (whether individually or collectively), directly or indirectly engage, participate in or conduct any business or activity that competes or may compete with the business of Domestic Affiliates and their subsidiaries and units, then WFOE and/or other entities designated by the Listing Company shall enjoy an option free of charge, requiring (i) a legal entity engaged in the competitive business to sign with WFOE and/or other entities designated by the Listing Company in a timely manner full set of agreements arrangements similar to the Contractual Agreements, the consideration must be negotiated and determined by the Parties based on the fair and reasonable principles and the valuation of third-party professional appraisers and the applicable laws and regulation and the mechanism and procedure of listing rules; or (ii) cease to engage in such competitive business.  WFOE and/or the Listing Company have the right to decide whether to require the legal entity that is engaged in the competitive business to sign a full set of agreements similar to the Contractual Agreements with WFOE and/or other entities designated by the Listing Company within a reasonable time after obtaining written notice from Lishui Mengxiang’s Shareholders. If WFOE and/or other entities designated by the Listing Company choose to exercise rights under subsection (i), Lishui Mengxiang’s Shareholders shall procure and ensure that the legal entity engaged in the competitive business signs a full set of agreement arrangements similar to the Contractual Agreements with WFOE in a timely manner; If WFOE and/or other entities designated by the Listing Company choose to exercise rights under subsection (ii), then Lishui Mengxiang’s Shareholders shall terminate such competitive business in an appropriate manner within a reasonable time to eliminate the inter-industry competition among Lishui Mengxiang’s Shareholders, the Listing Company and WFOE .

22. Lishui Mengxiang’s Shareholders and Domestic Affiliates assure to WFOE that they will not take any action or inaction that may be contrary to the purpose and intention of the Contractual Agreements, which leads to or may lead to the conflict of interest among WFOE and Lishui Mengxiang’s Shareholders and Domestic Affiliates and their subsidiaries and units.  If Lishui Mengxiang’s Shareholders, Domestic Affiliates and WFOE conflict in the implementation of the Contractual Agreements, Lishui Mengxiang’s Shareholders, Domestic Affiliates will safeguard the legitimate interests of WFOE in the Contractual Agreements and obey WFOE’ s instructions in accordance with the laws.

23. Lishui Mengxiang’s Shareholders confirm to WFOE, after the full investment of all capital contributions by the Lishui Mengxiang’s Shareholders to Lishui Mengxiang, such capital contribution shall be the assets of Lishui Mengxiang, Lishui Mengxiang’s Shareholders shall not, under any circumstances, require Lishui Mengxiang to repay the capital contribution and will not require for WFOE’ s compensation for the capital contribution.

24. Lishui Mengxiang’s Shareholders unanimously agree that their rights and obligations under the Contractual Agreements are an indivisible ancillary part of the equity of Lishui Mengxiang, unless otherwise directed by WFOE, the obtaining and/or exercise of the equity of Lishui Mengxiang by any means (including but not limited to transfer, property division, inheritance, guardianship, agency) by any person is considered as the recognition and acceptance of the corresponding rights and obligations under the Contractual Agreements, as if such person has signed the Contractual Agreements.  If such person brings up any disapproval, objections or other reservations to the corresponding rights and obligations under the Contractual Agreements, then any such acts or inactions that conflict with the Contractual Agreements are invalid and, WFOE reserves the legal right to recover the losses thereby caused to WFOE.

25. Lishui Mengxiang agrees that its rights and obligations under the Contractual Agreements are an indivisible ancillary part of sponsor’s equity interest held by it in its Qingtian Overseas Chinese International School, unless otherwise directed by WFOE, the obtaining and/or exercise of such sponsor’s equity interest by any means (including but not limited to transfer, merger, division, bankruptcy management, dissolution, liquidation, property escrow, agency) by any person is deemed as the recognition and acceptance of the corresponding rights and obligations under the Contractual Agreements, as if such person has signed the Contractual Agreements. If such person brings up any disapproval, objections or other reservations to the corresponding rights and obligations under the Contractual Agreements, then any such acts or inactions that conflict with the Contractual Agreements are invalid and, WFOE reserves the legal right to recover the losses thereby caused to WFOE.

Article IV. Financial Management and Payment of Fees

1. Service Fees

a) WFOE provides Domestic Affiliates with exclusive technical services and exclusive management consulting services required for private education activities in accordance with the provisions of this agreement and the Exclusive Technical Service and Business Consulting Agreement, including but not limited to the development, design, maintenance, and update of educational software, educational websites, and web pages, the design of school curricula and profession, the compilation, selection and/or recommendation of schools textbooks, the recruitment and training support of teachers and other staff, admissions support, public relations maintenance, market research and development, management and marketing consulting and other related services. As a consideration, Domestic Affiliates shall pay technical services fees, management and consulting services fees to WFOE in accordance with relevant agreements. (The above fees are collectively referred to as “Service Fees”);

b) For details of the accounting, confirmation and payment of Service Fees, please refer to the relevant provisions of “Article V. Service Fees” of the Exclusive Technical Service and Business Consulting Agreement.

2. Financial Statements

Domestic Affiliates shall adopt an accounting system established and implemented in accordance with sound business practices, and prepare financial statements of Domestic Affiliates and their subsidiaries and units that meet the requirements of WFOE and shall deliver them to WFOE within 3 business days from the date of completion of the preparation of these financial statements and other financial reports.

3. Audit

Domestic Affiliates shall allow WFOE, the Listing Company and/or its designated auditors, under reasonably notification, to audit the relevant accounting books and records of Domestic Affiliates and their subsidiaries and units at the principal office of Domestic Affiliates, and to copy the required parts of the accounting books and records to verify the income amount for any period and the accuracy of the statements. For this purpose, Domestic Affiliates agree to provide relevant information and materials concerning the operations, business, customers, finances, employees, etc. of Domestic Affiliates and their subsidiaries and units, and agree that the Listing Company shall disclose such information and materials in order to meet the requirements of securities regulation of the place in which it intends to be listed.

Article V. Liability for Breach of Contract

1. Any Party that violates the provisions of this Agreement and other Contractual Agreements and make all or part of this Agreement or other Contractual Agreements unenforceable, shall be liable for breach of contract, continue actual performance and indemnify the other Parties for the losses caused thereby (including arbitration fees and attorney fees caused thereby).

2. The Parties agree that, subject to the applicable laws, WFOE has the right to claim to the court or arbitration institution that has jurisdiction over the breach of contract by Lishui Mengxiang’s Shareholders and Domestic Affiliates under the Contractual Agreements for statutory relief or other remedies related to the equity or land or other assets held by the defaulting party, including but not limited to the transfer of equity and/or sponsor’s equity interest of Domestic Affiliates and their subsidiaries and units or the compulsory transfer of assets by Lishui Mengxiang’s Shareholders, Domestic Affiliates and their subsidiaries and units, or the order to dissolve or liquidate Domestic Affiliates and their subsidiaries and units to compensate for the loss of WFOE.

Article VI. Governing Laws and Dispute Resolution

1. Change of Law

At any time after the effective date of this Agreement, with respect to the enactment or revision of any PRC laws, regulations or rules, or due to changes in the interpretation or application of such laws, regulations or rules, the following provisions shall apply:

a) If the above changes or new rules are more favorable to any Party than the relevant laws, regulations, decrees or regulations in effect on the effective date of this Agreement (and the other Parties are not seriously adversely affected), under the coordination of WFOE, the Parties shall timely modify the Contractual Agreements to obtain the benefits arising from such changes or new regulations; or the Parties shall apply in time for the benefits of such changes or new regulations, and the Parties shall use their best efforts to obtain the approval of the application; and

b) If due to the above changes or new regulations, the economic interests of any Party under this Agreement are directly or indirectly adversely affected, this Agreement shall continue to be executed in accordance with the original terms. Each Party shall use all legal means to obtain an exemption from compliance with the change or regulations.  If the adverse effects on the economic interests of any Party cannot be resolved in accordance with the provisions of this Agreement, after the affected Party notifies the other Parties, the Parties shall promptly consult under the coordination of WFOE and make all necessary modifications to the Contractual Agreements to maintain the economic interests of the affected Party under this Agreement.

2. PRC laws shall apply to the conclusion, validity, interpretation, performance, modification and termination of this Agreement and the resolution of disputes.

3. Any conflict, dispute or claim arising out of or in connection with the performance, interpretation, breach of contract, termination or validity of this Agreement or this Agreement shall be settled through friendly negotiation. The consultation shall begin immediately after a written request for negotiation with specific statement of the dispute or claim has been sent to the other Parties.

4. If the dispute cannot be resolved within thirty (30) days of the delivery of the above notice, any Party shall have the right to submit the dispute to arbitration for settlement.  The parties agree to submit the dispute to the China International Economic and Trade Arbitration Commission in Beijing for an arbitral award in accordance with the arbitration rules in force at that time. The arbitral award is final and is legally binding on all parties. The arbitration commission is entitled to award or compensate WFOE for the losses caused by the other parties’ breach of this Agreement in respect of equity interest, property interest or other assets of Domestic Affiliates, or to issue corresponding injunctions (for the need of conducting business or compulsory transfer of assets), or adjudication of the dissolution and liquidation of the Domestic Affiliates. After the arbitration award takes effect, any Party has the right to apply to the court with jurisdiction to enforce such an arbitration award.

5. Upon the request of a party to the dispute, a court of competent jurisdiction shall have the power to grant interim relief to support the conduct of the arbitration before the lawful constitution of the arbitral tribunal or in appropriate circumstances, such as through the detention or freezing of judgments or rulings on the equity interests, property interests or other assets held by the breaching party. In addition to the courts of China, the courts of Cayman Islands, the court where the main assets of the Listing Company are located, and the court where the main assets of Domestic Affiliates are located shall also be deemed to have jurisdiction for the above purposes.

6. During the arbitration period, other than obligations related to the disputes submitted to the arbitration, the Parties to this Agreement shall continue to perform their other obligations under this Agreement.

7. Any rights, powers and remedies given to the Parties under any provision of this Agreement shall not exclude any other rights, powers or remedies that the Party may have in accordance with laws and regulations and other terms of this Agreement, and the exercising of such rights, powers and remedies by one Party does not exclude the exercise of other rights, powers and remedies available to such Party.

8. A Party’s failure to exercise or delay of the exercise of any rights, powers and remedies (hereinafter referred to as “Rights of Such Party”) under this Agreement or the laws will not result in the waiver of the Rights of Such Party, and any single or partial waiver of the Rights of Such Party does not exclude such Party’s exercise of the Rights of Such Party in other ways and the exercise of other Rights of Such Party.

Article VII. Confidentiality

1. The Parties acknowledge and determine that any oral or written information exchanged with respect to this Agreement is confidential. All Parties shall keep all such information confidential and shall not disclose any relevant information to any third party without the prior written consent of the other Parties, except in the following cases:

a) The public is aware of or will be aware of such information (not due to the disclosure to the public by one of the recipients without authorization);

b) Information required to be disclosed in accordance with applicable laws and regulations or the rules or regulations of the stock exchange; or

c) Information required to be disclosed by any Party to its legal or financial adviser for the transactions described in this Agreement and the legal or financial adviser is also subject to confidentiality obligations similar to those of this Article.

2. The leak of the secrets of the staff of any Party or the institution a Party employs shall be deemed to be the leak by such Party, and the Party shall be liable for breach of contract in accordance with this Agreement.

3. The Parties agree that the confidentiality provisions of this Article VII will continue to be valid irrespective of whether this Agreement is invalid, altered, discharged, terminated or not operational.

Article IIX. Severability

1. If any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any way under any laws or regulations, the validity, legality or enforceability of the other provisions of this Agreement shall not be thereby subject to any influence or damage.  All Parties shall, through good faith consultations, seek to replace those invalid, illegal or unenforceable provisions with valid provisions to the greatest extent expected by the Parties and within the permission of laws, and the economic effects such effective provisions produce shall be similar to those invalid, illegal or unenforceable provisions.

Article IX. Term

1. This Agreement shall become effective on December 16, 2022 upon execution by the Parties.

2. This Agreement shall automatically terminate when WFOE and/or other civil entities designated by the Listing Company have fully exercised their options to purchase all the (direct and indirect) equity held by Lishui Mengxiang’s Shareholders in Domestic Affiliates in accordance with the Exclusive Call Option Agreement entered into on the date of this Agreement with Domestic Affiliates and Lishui Mengxiang’s Shareholders. WFOE may terminate this Agreement unilaterally after notice in thirty (30) days advance. Unless otherwise required by laws, in any case, Domestic Affiliates and Lishui Mengxiang’s Shareholder have no right to terminate or discharge this Agreement unilaterally.

2. For the avoidance of doubt, according to the Exclusive Call Option Agreement, if the PRC laws and regulations permit WFOE and/or other foreign or overseas entities designated by the Listing Company to directly hold part or all of the equity and/or sponsor’s equity interest of Domestic Affiliates, and in the case of conducting restricted / prohibited business such as private education business through Domestic Affiliates, WFOE shall issue a notice of equity purchase within the fastest possible time, and the equity purchaser shall purchase the amount of (direct and indirect) equity from Lishui Mengxiang’s Shareholders no less than the maximum amount of equity permitted to be held by WFOE and/or other foreign or overseas entities designated by the Listing Company in Domestic Affiliates under the PRC laws at that time. This Agreement shall automatically terminate when the equity purchasers have fully exercised their options to purchase all the (direct and indirect) equity held by Lishui Mengxiang’s Shareholders in Domestic Affiliates in accordance with the Exclusive Call Option Agreement.

Article X. Amendment

1. By agreement between the Parties to the Agreement and approval by the shareholders(or shareholders’ meeting) of WFOE, the Parties to the Agreement may modify or supplement this Agreement and take all necessary steps and actions, and bear the corresponding expenses, so that any modification or supplement can be legally valid.

2. If National Association of Securities Dealers Automated Quotation (hereinafter referred to as “NASDAQ”), American Stock Exchange or other regulatory authorities make any amendments to this Agreement, or listing rules of NASDAQ or relevant requirements produce any changes related to this Agreement, the Parties shall revise this Agreement accordingly.

Article XI. Force Majeure

1. If the liability of the Parties under this Agreement shall not be fulfilled due to the event of force majeure, and the liability under this Agreement will be waived within the scope of force majeure. For the purposes of this Agreement, force majeure events include only natural disasters, storms, tornadoes and other weather conditions, strikes, closures/shutdowns or other industry issues, wars, riots, conspiracy, enemy acts, terrorist acts or criminal organizations acts, blockades, serious illnesses or plagues, earthquakes or other crustal movements, floods and other natural disasters, bomb explosions or other explosions, fires, accidents, or government actions that result in failure to comply with this Agreement.

2. In the event of a force majeure event, the Party affected by the force majeure event shall endeavor to reduce and remove the effects of the force majeure event and assume the responsibility of performing the delayed and blocked obligations under the Agreement.  After the event of force majeure is resolved, the Parties agree to continue to perform this Agreement as far as possible.

3. In the event of a force majeure event that may result in delays, prevention or threats to delay or prevent the performance of this Agreement, the relevant Parties shall immediately notify the other Parties in writing and provide all relevant information.

Article XII. Change of Circumstances

1. If at any time, due to the enactment or revision of any PRC laws, regulations or rules, or due to changes in the interpretation or application of such laws, regulations or rules, or due to changes in the registration procedures, which makes WFOE believe that the maintenance of this Agreement in effect and the performance of this Agreement becomes illegal or contrary to such laws, regulations or rules, Lishui Mengxiang’s Shareholders and Domestic Affiliates shall immediately, following the written instructions of WFOE and take any action and/or sign any agreement or other documents in accordance with the requirements of WFOE to:

(a) keep this Agreement valid; and/or

(b) fulfill the intent and purpose of this Agreement by ways prescribed under this Agreement or by other means.

Article XIII. Miscellaneous

1. To the extent permitted by the PRC Laws, WFOE is entitled to designate another entity (such as the foreign-invested enterprise established by the Listing Company in the PRC) acknowledged by the Listing Company to execute and perform an agreement with the other Parties hereto whose terms and conditions shall be the same as the terms and conditions of the Contractual Agreements, and the other Parties hereto shall provide unconditional cooperation and support. This Agreement shall automatically terminate from the effective date of the foregoing agreement.

2. The Parties agree that, to the extent permitted by the PRC laws, WFOE may transfer its rights and obligations under this Agreement to other third parties as it may require. WFOE is only required to give written notice to the other Parties at the time of the transfer and no further consent is required from such other Parties.

3. The Parties agree that, without WFOE’s prior written consent, Domestic Affiliates and Lishui Mengxiang’s Shareholders shall not transfer their rights and obligations under this Agreement to any other party.

4. In any case, if any equity of Lishui Mengxiang are transferred to any third party other than Lishui Mengxiang’s Shareholders, Lishui Mengxiang’s Shareholders are obliged to make the relevant transferee accept the rights and obligations under the Contractual Agreements in writing and be bound by these rights and obligations.

5. In any case, if the shareholders’ rights and/or sponsor’s equity interest of Domestic Affiliates are transferred to any third party other than the existing shareholders and/or sponsor of Domestic Affiliates, Lishui Mengxiang’s Shareholders and the existing shareholder and/or sponsor of Domestic Affiliates are obliged to make the relevant transferee accept the rights and obligations under the Contractual Agreements in writing and be bound by these rights and obligations.

6. After effectiveness of this Agreement, this Agreement shall supersede the  Business Cooperation Agreement entered into by the Parties on April 20, 2022.

7. This Agreement is drafted in Chinese and in five counterparts, each of which shall be held by each Party to this agreement and has the same legal effect. If there is any inconsistency or conflict between the English translated version and the Chinese version, the Chinese version shall prevail.

(Signature Pages Follow)

(This page is the Signature Page one (1) of the Business Cooperation Agreement, and is left blank intentionally.)

Qingtian Overseas Chinese International School(seal)

Signature of legal representative/authorized representative:

/s/

Zhejiang Lishui Mengxiang Education Development Co., Ltd. (seal)

Signature of legal representative/authorized representative:

/s/

Zhejiang Mengxiang Consulting Service Co., Ltd. (seal)

Signature of legal representative/authorized representative:

/s/

(This page is the Signature Page two (2) of the Business Cooperation Agreement, and is left blank intentionally.)

Ye Fen

/s/

Ye Hong

/s/